 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 16, 1994

                                                 REGISTRATION NO. 33-54007
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               ----------------

                             M.D.C. HOLDINGS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
         DELAWARE                    6550                    84-0622967
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
     INCORPORATION OR       CLASSIFICATION NUMBER)
      ORGANIZATION)

                               ----------------

                          3600 SOUTH YOSEMITE STREET
                                   SUITE 900
                            DENVER, COLORADO 80237
                                (303) 773-1100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                 THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               SPENCER I. BROWNE
                     PRESIDENT AND CHIEF OPERATING OFFICER
                             M.D.C. HOLDINGS, INC.
                          3600 SOUTH YOSEMITE STREET
                                   SUITE 900
                            DENVER, COLORADO 80237
                                (303) 773-1100
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
           NESA E. HASSANEIN                     PARIS G. REECE III
 BROWNSTEIN HYATT FARBER & STRICKLAND,   VICE PRESIDENT AND CHIEF FINANCIAL
                 P.C.                                  OFFICER
        410 SEVENTEENTH STREET                  M.D.C. HOLDINGS, INC.
              22ND FLOOR                     3600 SOUTH YOSEMITE STREET
        DENVER, COLORADO 80202                        SUITE 900
                                               DENVER, COLORADO 80237
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                               ----------------

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED AUGUST 16, 1994

PROSPECTUS
                                 608,695 SHARES
                             M.D.C. HOLDINGS, INC.

                                  COMMON STOCK

                                  -----------

  This Prospectus relates to the public offering by certain Selling Stockholders (as hereinafter defined) of up to 608,695 shares of common stock, $.01 par value per share (the "Common Stock"), of M.D.C. Holdings, Inc., a Delaware corporation (the "Company"). The 608,695 shares of Common Stock (collectively, the "Shares"), when sold, will be sold by and for the account of the Selling Stockholders named herein (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. As set forth in the Company's 1993 Form 10-K incorporated herein by reference, the Shares were issued in connection with the Company's acquisition from the Selling Stockholders on February 2, 1994 of the remaining 35% of the shares of Richmond Homes not then owned by the Company. The Selling Stockholders acquired the Richmond Homes shares in 1989 as part of a restructuring of the Company in that year.

  The Common Stock of the Company is traded on the New York Stock Exchange ("NYSE") and the Pacific Stock Exchange ("PSE") where prices are reported under the symbol "MDC." On August 12, 1994, the last reported sale price for the Common Stock on the NYSE was $5.875 per share.

  All expenses relating to the distribution of the shares are to be borne by the Company, other than commissions, concessions and discounts of underwriters, dealers or agents of the Selling Stockholders.

  SEE "RISK FACTORS" FOR A DESCRIPTION OF CERTAIN RISKS INVOLVED IN THE PURCHASE OF THE SHARES.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

  The Selling Stockholders directly or through agents, dealers or underwriters may sell the Shares from time to time on terms to be determined at the time of sale. The aggregate proceeds to the Selling Stockholders from the sale of the Shares sold by them pursuant to this Prospectus will be the purchase price of such Shares less any commissions. See "Plan of Distribution." Each of the Selling Stockholders reserves the sole right to accept or to reject, in whole or in part, any proposed purchase of its Shares.

  The Selling Stockholders, and any underwriters, dealers or agents that participate with the Selling Stockholders in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for indemnification arrangements between the Company and the Selling Stockholders.

                                  -----------

              The date of this Prospectus is                , 1994

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act, with respect to the Shares offered hereby. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits thereto, to which reference hereby is made. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions.

  The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected, without charge, at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional office at 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10007. Any interested party may obtain copies of such materials at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. In addition, such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York and the Pacific Stock Exchange, 115 Sansome Street, Suite 1104, San Francisco, California.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  This Prospectus incorporates by reference documents which are not presented herein or delivered herewith. Copies of any such documents filed by the Company, including exhibits to such documents, are available upon request, and without charge, from M.D.C. Holdings, Inc., 3600 South Yosemite Street, Suite 900, Denver, Colorado 80237, Attention: Paris G. Reece III, Vice President and Chief Financial Officer (telephone (303) 773-1100).

  The following documents, which have been filed by the Company with the Commission, are hereby incorporated by reference in this Prospectus:

  (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

  (ii) Form 10-K/A-1 dated April 13, 1994 amending the Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

  (iii) Quarterly Report on Form 10-Q dated May 16, 1994 for the three months ended March 31, 1994;

  (iv) Quarterly Report on Form 10-Q dated August 12, 1994 for the six months ended June 30, 1994;

  (v) Current Report on Form 8-K dated January 11, 1994;

  (vi) Current Report on Form 8-K dated March 23, 1994; and

  (vii) Proxy Statement dated May 25, 1994 relating to the 1994 Annual Meeting of Stockholders (excluding those portions of such Proxy Statement not deemed filed).

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents, excluding those portions of such documents not deemed filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is modified to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere or incorporated by reference in this Prospectus. References herein to "MDC" or the "Company," unless otherwise indicated, refer to M.D.C. Holdings, Inc. and its subsidiaries.

                                  THE COMPANY

  The Company is a national home builder with major operations in Colorado, northern Virginia and suburban Maryland (collectively "Mid-Atlantic") and northern California, and smaller operations in Arizona, Nevada and southern California. Principally through HomeAmerican Mortgage Corporation ("HomeAmerican"), a wholly-owned subsidiary, the Company originates mortgage loans for its home buyers and for others. HomeAmerican also purchases loans originated by unaffiliated loan correspondents. To a substantially lesser extent, the Company owns and manages portfolios of mortgage-related assets.

  In its home building segment, the Company's strategy is to build quality homes at affordable prices. The Company, as the general contractor, supervises the development and construction of all of its projects and employs subcontractors for site development and home construction. The Company emphasizes the building of single-family homes generally for the first-time and move-up buyer. Homes are constructed according to basic designs based on customer preferences in the location in which they are built. Single-family homes are built and sold by the Company's subsidiaries using the name Richmond American Homes and Richmond Homes.

  HomeAmerican is a Federal Housing Administration, Veterans Administration, Federal National Mortgage Association and Federal Home Loan Mortgage Corporation authorized mortgage loan originator. Substantially all of the mortgage loans originated by HomeAmerican are sold to private investors. HomeAmerican initially retains the right to service these mortgage loans selling the servicing at a later date, usually in bulk.

  The Company's asset management operations (collectively, the "asset management segment"), among other things, enable MDC to (i) manage the day-to-day operations of two national securities exchange-listed real estate investment trusts; (ii) own interests ("CMO Ownership Interests") in issuances of collateralized mortgage obligations ("CMO bonds"); and (iii) own interests in various other investments. The Company currently does not expect to acquire additional CMO Ownership Interests in the future, except to the extent attractive opportunities may be identified. As a result, future income from the asset management segment primarily will be dependent on management fees.

  The Company is a Delaware corporation originally incorporated in Colorado in 1972. The principal executive offices of the Company are located at 3600 South Yosemite Street, Suite 900, Denver, Colorado 80237, and its telephone number is
(303) 773-1100.

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain risks involved in the purchase of the Shares.

                                  THE OFFERING

  Shares offered hereby........ Up to 608,695 shares of the Company's Common Stock, $.01 par value per share.
  Trading...................... The Common Stock of the Company is traded on the NYSE and the PSE where prices are reported under the symbol "MDC."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

                         SIX MONTHS ENDED
                             JUNE 30,                YEAR ENDED DECEMBER 31,
                         ----------------- ----------------------------------------------
                           1994     1993     1993     1992     1991      1990      1989
                         -------- -------- -------- -------- --------  --------  --------
INCOME STATEMENT DATA:
Revenues................ $366,464 $275,542 $652,076 $511,568 $422,232  $512,695  $724,075
Income (loss) from con-
 tinuing
 operations.............    9,510    3,929   10,056    4,765  (12,903)  (11,954)  (90,091)
Income (loss) from con-
 tinuing
 operations per primary
 common
 share ................. $    .47 $    .18 $    .45 $    .22 $   (.62) $   (.63) $  (5.66)

                                                     DECEMBER 31,
                         JUNE 30, --------------------------------------------------
                           1994     1993     1992      1991       1990       1989
                         -------- -------- -------- ---------- ---------- ----------
BALANCE SHEET DATA:
Total assets............ $751,518 $776,866 $858,944 $1,316,793 $1,477,146 $1,663,726
Total debt(1)...........  362,298  345,676  325,835    350,776    411,291    515,179
Stockholders' equity....  183,848  175,854  164,182    160,488    157,261    150,474

- --------
(1) Excludes CMO bond indebtedness.

                                  RISK FACTORS

  Prospective investors should carefully consider the following considerations in addition to the other information set forth in this Prospectus before making an investment in the Shares offered hereby.

LEVERAGE

  The home building industry is capital intensive. The Company finances a substantial portion of its land acquisition and residential construction activities through the incurrence by its subsidiaries of secured indebtedness and, as a result, the Company is highly leveraged. As of June 30, 1994, the Company's total indebtedness (excluding CMO bond indebtedness) was $362,298,000 and the Company's debt-to-equity ratio was approximately 1.97 to 1. In addition, agreements governing certain indebtedness permit the Company to incur significant additional indebtedness. Although the Company expects to generate sufficient cash flow from operations to meet its debt service obligations, there can be no assurance that the Company will be able to do so. The ability of the Company to meet its obligations will depend upon the future performance of the Company and will be subject to financial, business and other factors affecting the business and operations of the Company, including general economic conditions. See "The Home Building Industry" below.

HOLDING COMPANY ISSUER

  Most of the operations of the Company are conducted through, and most of the Company's assets are held by, its subsidiaries, and, therefore, the Company is dependent on the cash flow of its subsidiaries to meet its debt obligations. Except to the extent the Company may itself be a creditor with recognized claims against its subsidiaries, all claims of creditors and holders of preferred stock of the subsidiaries will have priority with respect to the assets of such subsidiaries over the claims of creditors and equity holders of the Company. At June 30, 1994 and December 31, 1993, $673,252,000 and $698,059,000, respectively, of the assets reported on MDC's consolidated balance sheets at such dates were held by subsidiaries of MDC. These amounts represent 90% of the total consolidated assets for each period presented. At June 30, 1994, the Company's subsidiaries had $213,486,000 aggregate principal amount of indebtedness and liquidation preference of preferred stock outstanding. Instruments governing certain indebtedness of the Company's subsidiaries contain restrictions on transfer of funds from such subsidiaries to the Company.

THE HOME BUILDING INDUSTRY

  The home building industry significantly is affected by changes in economic conditions, the supply of homes, changes in governmental regulation (including uncertainties involving the entitlement process in the improvement of undeveloped land), increases in real estate taxes, energy costs and costs of materials and labor, the availability and cost of suitable land, environmental factors, weather and the availability of financing at rates and on terms acceptable to home builders and home buyers. From 1992 through October 1993, home mortgage interest rates declined to their lowest levels in 25 years to an average of 6.7% on a 30-year, fixed-rate mortgage. Subsequent to October 1993, 30-year fixed-rate mortgage interest rates have increased to as high as 9% through June 1994. Increases in mortgage interest rates affect adversely the Company's home building and mortgage lending segments. Higher mortgage interest rates (i) may reduce the demand for homes and home mortgages; and (ii) generally will reduce home mortgage refinancing activity. With the recent increases in mortgage interest rates relative to levels in 1993, the Company, consistent with the rest of the industry in general, has experienced a major decline in refinancing activity in its mortgage lending operations. These events have affected adversely the spot mortgage loan originations and the amount of mortgage loans purchased through correspondents by the Company's mortgage lending segment, although increased originations from the Company's home building operations have offset to a significant degree these declines. The Company is unable to predict the extent to which current or future increases in mortgage interest rates will adversely affect the Company's operating activities and results of operations.

  The housing industry is cyclical and significantly is affected by prevailing economic conditions. The Company's business and earnings are dependent in large part on its Colorado and Mid-Atlantic markets.

The Colorado market was affected adversely beginning in 1986 through 1991 by weaknesses in the state economy as well as by weaknesses in the housing industry in this market. The Company experienced an increase in the number of new home orders in Colorado beginning in 1991 which continued through March 31, 1994. However, the number of new home orders in its Colorado market declined by 5% during the second quarter of 1994 compared to the same period in 1993 as, among other things, the increase in mortgage interest rates affected adversely the demand for homes. There can be no assurance that the Company will be able to maintain or increase its current level of new home orders or home closings in the future in its Colorado market. From late 1988 through 1990, the Company's Mid-Atlantic market was affected adversely by weaknesses in the housing industry in this market. The Company experienced an increase in the number of new home orders in its Mid-Atlantic market in 1991 which continued through March 31, 1994, primarily due to (i) moderate growth in the region's economy; (ii) an increase in the total number of subdivisions in which the Company is operating; and (iii) the reduction in mortgage interest rates which began in 1991. However, the number of new home orders in its Mid-Atlantic market declined by 21% during the second quarter of 1994 compared to the same period in 1993 due, among other things, to the increase in mortgage interest rates and a slowing in this market. There can be no assurance that the Company will be able to maintain or increase its current level of new home orders or home closings in the future in its Mid-Atlantic market.

  The adoption, in August 1989, of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), as well as the national "credit crunch" that commenced in mid-1989, and the enactment in August 1991 of the Federal Deposit Insurance Corporation Improvements Act of 1991, affected adversely the ability of home builders to acquire and develop land into finished sites for homes. FIRREA, among other things, has reduced the amount of resources thrifts allocate to acquisition, development and construction loans, which has affected, and in the future may affect, adversely the Company's ability to acquire and develop new properties and develop its current land inventory into finished sites suitable for the construction of homes.

REGULATORY AND ENVIRONMENTAL FACTORS

  The Company is subject to continuing compliance with various federal, state and local statutes, ordinances, rules and regulations, including, among others, zoning and land use ordinances, building, plumbing and electrical codes, contractors' licensing laws and health and safety regulations and laws (including but not limited to, those of the Occupational Safety and Health Administration). Various localities in which the Company operates have imposed (or may in the future impose) fees on developers to fund, among other things, schools, road improvements and low and moderate income housing.

  Among the statutes to which the Company is now subject is the 1992 Energy Policy Act which requires that all new homes for which construction began on or after October 24, 1993 meet certain minimum energy conservation standards in order to qualify for Federal Housing Administration and Veterans Administration loans. The Company has submitted certain of its plans to independent engineers for modification to comply with the new standards.

  From time to time, various municipalities in which the Company operates, particularly in California and Nevada, restrict or place moratoriums on the availability of water and sewer taps. Additionally, certain jurisdictions in which the Company operates (particularly in California) have proposed or enacted growth initiatives restricting the number of building permits available in any given year. Although no assurance can be given as to future conditions or future governmental action, in general, the Company believes that it has, or under existing agreements and regulations ultimately can obtain, an adequate number of water and sewer taps and building permits for its inventory of land and land held for development. The Company's general policy is to acquire finished building sites and land for development only in areas which have, or will have upon completion of development, the availability of building permits, access to utilities and other municipal service facilities necessary for anticipated development requirements. Generally, the zoning of land is suitable for its intended use when acquired by the Company.

  The home building operations of the Company also are affected by environmental considerations pertaining to, among other things, availability of water, municipal sewage treatment capacity, land use, hazardous waste disposal, naturally occurring radioactive materials, building materials, population density and preservation of the natural terrain and vegetation (collectively, "Environmental Laws"). The particular Environmental Laws which apply to any given home building project vary greatly according to the site's location, environmental conditions and present and former uses. These Environmental Laws may result in delays, may cause the Company to incur substantial compliance and other costs and may prohibit or severely restrict home building activity in certain environmentally-sensitive regions or areas.

COMPETITION

  The real estate industry is fragmented and highly competitive. In each of its markets, the Company competes with numerous home builders, subdivision developers and land development companies (a number of which build nationwide). Home builders not only compete for customers, but also for, among other things, desirable financing, raw materials and skilled labor. In a number of its markets, the Company competes with home builders that are substantially larger and have greater financial resources than the Company. Competition for home sales is based, among other factors, on price, style, financing provided to prospective purchasers, location, quality, warranty service and general reputation in the community.

  The mortgage industry is fragmented and highly competitive. In each of the areas in which it originates loans, HomeAmerican competes with numerous banks, thrifts and mortgage bankers, many of which are larger and have greater financial resources than HomeAmerican. Competition is based, among other factors, on pricing, loan terms and underwriting criteria.

AFFILIATED TRANSACTIONS

  The Company has entered into several transactions with affiliates, including Larry A. Mizel, the Company's Chairman of the Board of Directors and Chief Executive Officer, David D. Mandarich, a Director and Executive Vice President--Real Estate of the Company and Chairman of the Board and President of Richmond Homes (as defined below). Material transactions between the Company and its officers and directors are subject to review by the Company's Board of Directors. Such review includes a review of the fairness of the transaction or an independent appraisal.

THRIFT INVESTIGATIONS

  The Company understands that investigations are being conducted by Federal grand juries and other government agencies in various states with regard to the failures of a number of thrifts with which MDC had business transactions during the period 1983 through mid-1988. The Company and its affiliates have received and responded to subpoenas requesting documents and information in connection with certain investigations and may in the future receive additional inquiries or subpoenas. No indictments or charges have been brought against the Company or any of its officials by any grand jury investigating the failure of any savings and loan institutions. Although the Company believes there is no basis for the imposition against the Company or its officials of criminal or civil liability in connection therewith, were any indictment or charge to be brought against the Company, there could be a material adverse effect upon the Company's financial position and liquidity.

TAX MATTERS

  M.D.C. Holdings, Inc. and its wholly-owned subsidiaries file a consolidated federal income tax return (the "MDC Consolidated Return"). Richmond Homes, Inc. I ("Richmond Homes") and its subsidiaries filed separate consolidated federal income tax returns (the "Richmond Homes Consolidated Returns") from the inception of its predecessor (December 21, 1989) through the date the predecessor was merged into Richmond Homes.

  The Internal Revenue Service (the "IRS") has completed its examination of the MDC Consolidated Returns for the years 1984 through 1987 and has proposed certain adjustments to the taxable income reflected in such returns. A substantial portion of the proposed adjustments concern the characterization of $22,000,000 in gains on sales of property held for investment, which were reported as capital gains. Certain of the other proposed adjustments would shift the recognition of certain items of income and expense from one year to another ("Timing Adjustments"). To the extent taxable income is increased by proposed Timing Adjustments, taxable income may be reduced by a corresponding amount in other years, nevertheless the Company would incur an interest charge as a result of such adjustment. The Company currently is protesting many of these proposed adjustments through the IRS appeals process and believes that the amount of these adjustments will be reduced as a result. In the opinion of management, adequate provision has been made for the additional income taxes and interest which may arise as a result of the proposed adjustments.

  The IRS currently is examining the MDC Consolidated Returns for the years 1988 through 1990 and the Richmond Homes Consolidated Returns for the years 1989 and 1990. No reports have been issued by the IRS in connection with these examinations. In the opinion of management, adequate provision has been made for additional income taxes and interest which may result from these examinations.

PROPOSED ACCOUNTING STANDARDS

  In November 1993, the Financial Accounting Standards Board issued a Proposed Statement of Financial Accounting Standards titled "Accounting for the Impairment of Long-Lived Assets" (the "Proposed Statement") which would require both the Company and Richmond Homes to carry their inventories of land and land under development at the lower of cost or fair value less cost to sell. The Company and Richmond Homes currently state their inventories of land and land under development at the lower of cost or net realizable value. If adopted in its present form, the Proposed Statement could have a material adverse impact on the results of operations and financial position of the Company and Richmond Homes in the year of adoption (at their option, the corporations may adopt the Proposed Statement in either the year ended December 31, 1994 or 1995).

                          DESCRIPTION OF COMMON STOCK

  The Company has authorized 100,000,000 shares of common stock, $.01 par value (the "Common Stock").

COMMON STOCK

  At July 31, 1994, 19,044,000 shares of the Common Stock were issued and outstanding. Holders of shares of Common Stock are entitled to one vote for each share held of record on matters submitted to a vote of stockholders. Holders of shares of the Common Stock do not have cumulative voting rights in the election of directors to the Company's Board of Directors, which is divided into three classes, with members of each class serving a three-year term.

  A vote by the holders of a majority of shares of the Common Stock present at a meeting at which a quorum is present is necessary to take action, except for certain extraordinary matters which require the approval of the holders of 80% of the outstanding shares of voting stock. In addition, certain Business Combinations (as defined in the Company's Certificate of Incorporation, as amended (the "Certificate") but generally, a merger or consolidation of the Company with any holder (directly or indirectly) of more than 10% of the outstanding shares of voting stock of the Company (an "Interested Stockholder") or certain related parties; the sale or other disposition by the Company of any assets or securities to an Interested Stockholder involving assets or securities having a value of $15,000,000 or more than 15% of the book value of the total assets or 15% of the stockholders' equity of the Company; the adoption of any plan or proposal for the liquidation or dissolution of the Company or for any amendment to the Company's Bylaws; or any reclassification of securities, recapitalization, merger with a subsidiary or other transaction which has the effect of increasing an Interested Stockholder's proportionate ownership of the capital stock of the Company) involving the Company and an Interested Stockholder must be approved by the holders of 80% of the shares of outstanding voting stock, unless approved by a majority of Continuing Directors (as defined in the Certificate) or unless certain minimum price and procedural requirements are met. In the case of any Business Combination involving payments to holders of shares of the Common Stock, the fair market value per share of such payments would have to be at least equal to the highest value determined under the following alternatives:
(i) the highest price per share of the Common Stock paid by or on behalf of the Interested Stockholder during the two years prior to the public announcement of the proposed Business Combination (the "Announcement Date") or in the transaction in which it became an interested Stockholder, whichever is higher; and (ii) the fair market value per share of the Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder, whichever is higher. "Fair market value" is defined in the Certificate to mean, in the case of exchange-listed or NASDAQ-quoted stock, the highest closing price or closing bid in the 30 days preceding the date in question, and, in the case of other property, the fair market value as determined by a majority of the Continuing Directors.

  Subject to the preferences applicable to any then outstanding shares of preferred stock of the Company, holders of shares of Common Stock are entitled to dividends when and as declared by the Board of Directors of the Company from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities. The shares of Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. All issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

                              SELLING STOCKHOLDERS

  The Shares offered hereby may be offered for sale from time to time by the Selling Stockholders. The following table provides certain information with respect to the shares of Common Stock of the Company (including the Shares) held by each Selling Stockholder.

                                                                      SHARES
                             NUMBER OF SHARES    NUMBER OF      BENEFICIALLY OWNED
                               BENEFICIALLY        SHARES      AFTER THE OFFERING(2)
                               OWNED AS OF     REGISTERED FOR ---------------------------
NAME OF SELLING STOCKHOLDER  JULY 31, 1994(1)   SALE HEREBY     NUMBER      PERCENT(3)
- ---------------------------  ---------------- --------------- ------------- -------------
Larry A. Mizel(4).......        4,173,602(6)      405,739         3,767,863        19.3%
David D. Mandarich(5)...        1,415,738         202,956         1,212,782         6.2%

- --------

1. Includes the following shares of Common Stock which such persons had the right to acquire within 60 days of July 31, 1994 by the exercise of stock options at prices ranging from $.28125 to $6.60 per share: Larry A. Mizel 494,191 and David D. Mandarich 605,244.

2. Assumes the sale of all the Shares offered hereby.

3. The percentage shown includes shares of Common Stock actually owned and shares of Common Stock which the person had the right to acquire within 60 days of July 31, 1994. In calculating the percentage of ownership, all shares of Common Stock which the person had the right to acquire within 60 days of July 31, 1994 are deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by any other person.

4. Larry A. Mizel has served as Chairman of the Board of Directors of the Company for more than the past three years. He was elected Chief Executive Officer of the Company in February 1988. Mr. Mizel also serves as a director of Richmond Homes. Prior to February 1992, Mr. Mizel served as a director and/or officer of some of the Company's other subsidiaries. Mr. Mizel also is chairman of the board of directors of Asset Investors Corporation, a New York Stock Exchange-listed real estate investment trust ("REIT"), and Commercial Assets, Inc., an American Stock Exchange-listed REIT.

5. David D. Mandarich was elected as Executive Vice President--Real Estate of the Company in April 1993 and appointed a director of the Company in March 1994. From April 1989 to April 1993, Mr. Mandarich served as a consultant to the Company. In April 1990, Mr. Mandarich was elected as chairman of the board of directors of Richmond Homes.

6. Includes 5,000 shares held jointly by Mr. Mizel's wife and her brother and sister, 1,115 shares owned by Mr. Mizel's minor children and 405,314 shares of Common Stock with respect to which Mr. Mizel may be considered the "beneficial owner," as defined under the Exchange Act, because he is a beneficiary of certain trusts which own all of the outstanding stock of CVentures, Inc., a corporation which controls the voting of these shares of Common Stock. Mr. Mizel is a director and officer of CVentures, Inc. Also includes 194,032 shares of Common Stock owned by certain trusts for the benefit of Mr. Mizel and certain members of his immediate family, over which shares Mr. Mizel does not exercise voting control, although he has a limited power of appointment allowing him to direct the trustee to gift all or a portion of such shares to any person other than himself, members of his family or a creditor. Mr. Mizel disclaims beneficial ownership of the 194,032 shares.

                              PLAN OF DISTRIBUTION

  The Company will receive none of the proceeds from this offering. The Shares may be sold from time to time to purchasers directly by either of the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Shares through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of Shares for whom they may act as agent. The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

  At the time a particular offering of Shares is made, a Prospectus Supplement, if required, will be distributed which will set forth the number of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agent, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The Selling Stockholders may use brokers or dealers in connection with the sale of Shares contemplated by this Prospectus and such brokers or dealers may receive fees or commissions in connection therewith. The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, at varying prices (including market prices or prices related thereto) determined at the time of sale or at negotiated prices.

  To comply with the securities laws of certain jurisdictions, if applicable, the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

  Under applicable rules and regulations under the Exchange Act any person engaged in a distribution of the Common Stock of the Company may not simultaneously engage in market-making activities with respect to such Common Stock of the Company during such distribution or for a period of two business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Common Stock of the Company by the Selling Stockholders.

  The Company will pay the expenses incident to the offering and sale of the Shares to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Pursuant to the registration rights contained in the 1993 Option agreement for the sale to the Company of the shares of Richmond Homes by the Selling Stockholders, the Company and the Selling Stockholders agreed to indemnify each other for certain liabilities. The Selling Stockholders and the Company have entered into an Indemnification Agreement pursuant to which the Selling Stockholders agree to cooperate in the preparation of the registration statement, comply with all federal and state securities laws and regulations and indemnify the Company for any liabilities, claims, damages and other items arising out of untrue statements or omissions based on information provided by the Selling Stockholders. The Company agrees in the Indemnification Agreement to indemnify the Selling Stockholders for any liabilities, claims, damages and other items arising out of untrue statements or omissions in the registration statement and for violations of federal or state securities laws or regulations in connection with the registration statement.

                                 LEGAL MATTERS

  Certain matters with respect to the legality of the issuance of the Shares offered hereby will be passed upon for the Company by Brownstein Hyatt Farber & Strickland, P.C., Denver, Colorado.

                                    EXPERTS

  The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1993, have been so incorporated in reliance on the report of Price Waterhouse L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

  With respect to the unaudited condensed consolidated balance sheets of M.D.C. Holdings, Inc. and subsidiaries as of March 31, 1994 and June 30, 1994, and the related condensed consolidated statements of income and of cash flows for the periods then ended incorporated by reference in this Prospectus, Price Waterhouse L.L.P. reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 26, 1994 and July 26, 1994 incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Price Waterhouse L.L.P. has not carried out any significant or additional audit tests beyond those which would have been necessary if their reports had not been included. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse L.L.P. is not subject to the liability provisions of section 11 of the Securities Act of 1933 for their reports on the unaudited consolidated financial information because such reports are not a "report" or a "part" of the registration statement prepared or certified by Price Waterhouse L.L.P. within the meaning of sections 7 and 11 of the Act.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMA-TION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UN-DER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Prospectus Summary.........................................................   3
Risk Factors...............................................................   5
Description of Common Stock................................................   8
Selling Stockholders.......................................................   9
Plan of Distribution.......................................................  10
Legal Matters..............................................................  11
Experts....................................................................  11

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                608,695 SHARES

                             M.D.C. HOLDINGS, INC.

                                 COMMON STOCK


                               ----------------

                                  PROSPECTUS

                               ----------------



                                         , 1994


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Commission registration fees. Unless otherwise indicated, all of the expenses below will be paid by the Company.

      ITEM
      ----
      Registration fee................................................. $ 1,181
      NYSE and PSE listing fees........................................   2,000
      Blue Sky fees and expenses.......................................     100
      Printing expenses................................................   5,000
      Legal fees and expenses..........................................  10,000
      Accounting fees and expenses.....................................   2,000
      Miscellaneous....................................................   1,000
                                                                        -------
          Total........................................................ $21,281
                                                                        =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The By-Laws and Certificate of Incorporation of the Company provides for indemnification of the officers and directors of the Company to the full extent permitted by applicable law. Section 145 of the Delaware General Corporation Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys's fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

  Additionally, the Certificate of Incorporation of the Company eliminates in certain circumstances the monetary liability of directors for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the respective corporation or its stockholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16. EXHIBITS

  Exhibits

     EXHIBIT
     NUMBER                        DESCRIPTION OF EXHIBITS
     -------                       -----------------------
      4.1(a) Form of Amendment to the Certificate of Incorporation of M.D.C.
             Holdings, Inc. (hereinafter sometimes referred to as "MDC", the
             "Company" or the "Registrant") regarding director liability, filed with the Delaware Secretary of State on July 1, 1987 (incorporated by reference to Exhibit 3.1(a) of the Company's Quarterly Report
             on Form 10-Q dated June 30, 1987).
      4.1(b) Form of Certificate of Incorporation of MDC, as amended
             (incorporated herein by reference to Exhibit 3.1(b) of the
             Company's Quarterly Report on Form 10-Q dated June 30, 1987).
      4.2(a) Form of Amendment to the Bylaws of MDC regarding indemnification adopted by its Board of Directors and effective as of March 20,
             1987 (incorporated herein by reference to Exhibit 3.2(a) of the
             Company's Quarterly Report on Form 10-Q dated June 30, 1987).
      4.2(b) Form of Bylaws of MDC, as amended (incorporated herein by reference to Exhibit 3.2(b) of the Company's Quarterly Report on
             Form 10-Q dated June 30, 1987).
      4.3    Form of Certificate for shares of the Company's common stock
             (incorporated herein by reference to Exhibit 4.1 of the Company's
             Registration Statement on Form S-3, Registration No. 33-426).
      5      Opinion of Brownstein Hyatt Farber & Strickland, P.C.*
     15      Letter regarding unaudited interim financial information.
     23.1    Consent of Price Waterhouse L.L.P.
     23.2    Consent of Brownstein Hyatt Farber & Strickland, P.C. (filed as part of Exhibit 5 above).*
     24      Power of Attorney.*
     99      Agreement and Plan of Merger, dated February 2, 1994 between
             Richmond Acquisitions, Inc. and Richmond Homes (incorporated herein by reference to Exhibit 99 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993).
     99.2    Form of Indemnification Agreement among Larry A. Mizel, David D.
             Mandarich and MDC.*
     99.3    Option Agreement dated as of December 6, 1993 by and among MDC and
             Larry A. Mizel and David D. Mandarich (incorporated herein by reference to Exhibit (c)(4) of the Company's Form 8-K dated
             December 6, 1993).
     99.4    First Amendment to Option Agreement dated December 20, 1993 by and among MDC and Larry A. Mizel and David D. Mandarich (incorporated herein by reference to Exhibit 10.16(b) of the Company's Annual
             Report on Form 10-K for the year ended December 31, 1993).

- --------

* Previously filed.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON AUGUST 16, 1994.

                                         M.D.C. Holdings, Inc.

                                              /s/ Paris G. Reece III
                                         By: __________________________________

                                           Paris G. Reese III

                                           Vice President, Secretary and
                                           Treasurer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


             SIGNATURE                       TITLE                 DATE
             ---------                       -----                 ----


          *Larry A. Mizel             Chairman of the        August 16, 1994
- ------------------------------------   Board and Chief
           Larry A. Mizel              Executive Officer


      *Spencer I. Browne              President, Chief       August 16, 1994
- ------------------------------------   Operating Officer
       Spencer I. Browne               and Director


        *David D. Mandarich           Executive Vice         August 16, 1994
- ------------------------------------   President-- Real
         David D. Mandarich            Estate and
                                       Director


     /s/ Paris G. Reece III           Vice President,
- ------------------------------------   Secretary,            August 16, 1994
         Paris G. Reece III            Treasurer and
                                       Chief Financial
                                       Officer (principal
                                       financial and
                                       accounting
                                       officer)


      *Gilbert Goldstein              Director               August 16, 1994
- ------------------------------------
         Gilbert Goldstein


      *William B. Kemper              Director               August 16, 1994
- ------------------------------------
         William B. Kemper

              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----


         *Steven J. Borick                    Director        August 16, 1994
- -------------------------------------
          Steven J. Borick


        *Herbert T. Buchwald                  Director        August 16, 1994
- -------------------------------------
         Herbert T. Buchwald

      /s/ Paris G. Reece III

*By_____________________________

        Paris G. Reece III

       As Attorney-in-Fact